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                                                                   EXHIBIT 10.32

The Registrant has requested confidential treatment of portions of this Agreement. Those portions have been redacted from the Agreement.

         ---------------------------------------------------------------
                                  AIWA - ECRIX


                           MEMORANDUM OF UNDERSTANDING
         ---------------------------------------------------------------

                               DATE:     JULY 2001
                                     ---

With respect to issues discussed at the meeting held between representatives from Aiwa, Co., Ltd ("Aiwa") and Ecrix Corporation ("Ecrix") in Tokyo on 18 July 2001, the following points have been agreed by Aiwa and Ecrix: This document is a Memorandum of Understanding and therefore does not anticipate every detail, but rather sets a direction and serves as the basis for Aiwa and Ecrix to make mutually agreeable decisions in implementing such a direction.

1.       VXA-1 Production:

         (a) AIWA has produced approximately 8,000 drives (1,000 IDE, 1,000 SEN and 6,000 LVD), which will be shipped from AIWA to Ecrix no later than August 2001 after completion of rework as has been agreed between the parties. 1,000 SEN drives and 1.200 LVD drives require no rework. The price for these drives will be $370.58.

         (b) Ecrix and AIWA agree to have Solectron produce VXA-1 drives. In the event that Solectron cannot provide drives close to the prices anticipated in (f), conversations will be held regarding pricing and extra parts consumption in excess of the remaining 9,000 drives, considering the lack of warranty and other issues relating to an end of life plan.

         (c) AIWA has in its possession "kits" of parts approximating 9,000 drives. AIWA will forward these kits to Solectron who will manufacture drives at the Solectron factory, according to a production schedule that will be agreed upon by the parties, with deliveries from Aiwa (or Solectron) to Ecrix no later than March 31, 2002. The price for these drives sold by Aiwa will be $370.58 per unit. Ecrix and Aiwa including Solectron shall review production and testing specifications to improve yield and prepare for OEM inspection requirements. Parts and yields for paragraph (c) are the responsibility of AIWA including Solectron. In the event that less than 9,000 drives are manufactured, Ecrix will not be obligated for further purchases at the price of $370.58.

         (d) AIWA will clear the remaining portion of the $1,000,000 deposit made by Ecrix during the shipment of the drives in paragraphs 1.
              (a) and (c).

         (e) Ecrix and AIWA agree to cooperate in the negotiations with Solectron regarding purchasing of parts remaining after the 9,000 "kits". In this regard, Ecrix recognize and respect that a certain number of drums and key parts have been in Aiwa's inventory.

         (f)  Prices of drives subsequent to the production of the initial
              9,000 drives will be at a target price of close to [Confidential Information Redacted], with subsequent cost reductions to a target of [Confidential Information Redacted] anticipated in the next twelve months. In this regard, Ecrix recognizes that the major contributor to achieve these target prices shall be stable high volume and the possibility of reducing procurement cost for parts and components.

                              AGREED POINTS 7-25-01
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         (g)  It is current intention of Aiwa and Ecrix that AIWA, Ecrix and
              Solectron will discuss a future VXA-1e, with roles to be defined at that time, to develop VXA-1e (a reduced cost VXA-1 drive) at a target price of [Confidential Information Redacted].

2.       VXA-2 Development and Production.

         (a) The decision for further VXA-2 development and production including manufacturer's choice is Ecrix's sole decision.

         (b) Aiwa's VXA-2 Development work will complete by the end of September 2001 by delivering the reasonable number of VXA-2 ES drives to Ecrix ( Aiwa will make best efforts to deliver 30 ES drives no later than August 2001) at the reasonable price to be agreed upon between the parties. Aiwa will transfer and grant the license to Ecrix the following technologies which are based on Aiwa's development.

              o    Drawings,

              o    Technical Specifications,

              o    Jigs, Fixtures, Toolings,

              o    Vendor lists etc. .

         (c) Compensation for the transfer of the foregoing technologies and granting a license on them will be negotiated in good faith between two companies so that Aiwa's investment can be recovered.

         (d) In the case of common tooling between VXA-1 and VXA-2, Aiwa agrees to allow Ecrix or its drive supplier to purchase these common parts.

3.       Encore.

         (a) AIWA will study granting to Ecrix Encore chip core design rights so that Ecrix may, at its option in the future, redesign, relayout, combine with other technology, etc. License fees will be negotiated at the time of the redesign effort.

         (b) Ecrix agrees to pay AIWA an ongoing royalty of $2.00 (two dollars U.S.) for every Encore chip purchased. Method of such royalty payment shall be arranged separately.

4.       ALPS.

         AIWA agrees to assist Ecrix in establishing a relationship with ALPS directly from Ecrix (or its supplier) and ALPS.

AIWA CO., LTD.                                    ECRIX CORPORATION



/s/ Mitsuharu Inada                               /s/ Juan A. Rodriguez
---------------------------                       ------------------------------
Name:  Mitsuharu Inada                            Name:  Chairman

Title: Senior Vice President                      Title: Juan A Rodriguez

Date:  9 Aug. 2001                                Date:  8/9/2001



                              AGREED POINTS 7-25-01
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